Exhibit 10.1

MILESTONE AND ROYALTY BUY-OUT AGREEMENT

This Milestone and Royalty Buy-Out Agreement (this “Agreement”) is entered into as of this 7th day of September, 2018, by and between Xenon Pharmaceuticals Inc. (hereinafter “Xenon”), Valeant Pharmaceuticals Ireland Limited (hereinafter “VPIL”) and Valeant Pharmaceuticals Luxembourg S.a.r.l. (hereinafter “VPL”), each referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.WHEREAS, VPL and 1st Order Pharmaceuticals, Inc. (“1st Order”) previously entered into an Asset Purchase Agreement dated October 30, 2015 (the “APA”) pursuant to which 1st Order purchased from VPL rights to an investigational compound known as VRX621698 and certain related assets as described in the APA;

B.WHEREAS, 1st Order previously entered into an Intellectual Property Assignment Agreement between 1st Order and Valeant Pharmaceuticals International (“VPI”) dated February 8, 2017, pursuant to which VPI assigned to 1st Order additional intellectual property assets (the “IP Assignment Agreement”);

C.WHEREAS, the APA provides, among other things, for the payment of certain milestones and royalties by 1st Order to VPL;

D.WHEREAS, 1st Order subsequently sold to Xenon all of its right, title and interest in and to all assets purchased by 1st Order pursuant to the APA and the IP Assignment Agreement, including without limitation, all rights with respect to the investigational compound known as 1OP-2198 (previously VRX621698 and now referred to as XEN1101) (the “Compound”), and any variant forms thereof, including as salt, freebase or pro-drug, and all other assets of 1st Order related thereto pursuant to that certain Asset Purchase Agreement dated April 25, 2017 between 1st Order and Xenon (the “Xenon APA”).

E.WHEREAS, pursuant to the Xenon APA, Xenon undertook to pay to VPL any relevant milestone and royalty payments due to VPL from 1st Order arising under Sections 2.4 and 2.5 of the APA.

F.WHEREAS, the Parties desire to enter into this Agreement for Xenon to buy out any past, present and future milestone payment and royalties that have or may become owed to VPL under the APA in exchange for the payment by Xenon of US $6,000,000 to VPIL as described herein;

Now, therefore, for valuable consideration, the receipt of which is hereby acknowledged, Xenon, VPL and VPIL (VPL and VPIL collectively, “Valeant Parties”) agree as follows:

1.Milestone and Royalty Buy-Out. Xenon shall buy out all past, present and future milestone payments and royalties owed to VPL under Sections 2.4 and 2.5 of the APA for the sum of Six Million US Dollars (US $6,000,000.00) (the "Milestone and Royalty Buy-Out Amount"). Payment of the Milestone and Royalty Buy-Out Amount in the form of a wire transfer shall be delivered to VPIL pursuant to written instructions provided to Xenon, within fourteen (14) days from the date that this Agreement is fully executed by Xenon and the Valeant Parties. Upon such payment of the Milestone and Royalty Buy-Out Amount, Xenon and 1st Order shall be and are hereby fully and forever discharged and relieved of past, present and future payments of any amounts to be paid to VPL described in Sections 2.4 or 2.5 of the APA. 1st Order is an intended third party beneficiary of the foregoing sentence and such sentence is for the benefit of and enforceable by 1st Order (provided however that Xenon and the Valeant Parties may modify or amend this Agreement by agreement between Xenon and the Valeant Parties without the consent of 1st Order).

2.No Further Accounting Obligations. As a result of this Agreement, neither Xenon nor 1st Order shall have any further obligations to VPL under Section 2.5(d) of the APA, including but not limited obligations to keep records or make reports, and the Valeant Parties fully and forever discharge and relieve 1st Order and Xenon from any such obligations.

3.Taxes.  Notwithstanding anything in this Agreement to the contrary, the Valeant Parties agree to pay as due all withholding taxes imposed by the Canadian Revenue Agency (the “CRA”) in respect of the Milestone and Royalty Buy-Out Amount (the “Taxes”) regardless of whether such Taxes are assessed or would ordinarily be assessed against either or both Valeant Parties or Xenon. In the event that the CRA contacts Xenon regarding such Taxes and/or demands that Xenon pays them, Xenon shall promptly notify the Valeant Parties. In the event that Xenon pays such Taxes, VPIL shall promptly reimburse Xenon within 60 days from the date Xenon makes written demand therefor.

4.Other Terms and Provisions of APA. All other terms and provisions of the APA, except those expressly discharged herein, shall remain in full force and effect.  For clarity, the Valeant Parties acknowledge and agree that Article 5 of the APA has terminated and no longer has any force or effect.

5.Representation and Warranty.

a)

Each Party represents and warrants to the other Party, and acknowledges that the other Party is relying on such representations and warranties it has all necessary corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated herein. It has duly and validly executed and delivered this Agreement and this Agreement constitutes the legal and valid binding obligation enforceable in accordance with its terms. No notice to, or consent or approval from, any authority is required in connection with its execution and performance of this Agreement. The execution and performance of this Agreement by it will not violate any applicable law, any organizational documents by which it is bound or any agreements to which it is bound.

b)

The Valeant Parties represent and warrant that (i) the Valeant Parties have the sole right and interest under the APA to obtain the payments described in Section 2.4 and 2.5 of the APA, (ii) such right and interest has not been transferred to any other entity and (iii) the payment of the Milestone and Royalty Buy-Out Amount to VPIL by Xenon as described in this Agreement fully and forever discharges and relieves Xenon and 1st Order of past, present and future payments of any amounts to be paid under Sections 2.4 or 2.5 of the APA.

6.Authority. Each person and entity executing this Agreement does hereby personally represent that he/she has the authority to execute this Agreement on behalf of, and fully bind, such purported principal.

7.Governing Law. This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of Delaware without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in State of Delaware; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

8.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective predecessors, successors, assigns, partners, partnerships, joint ventures, parents, subsidiaries, affiliated and related entities, officers, directors, principals, agents, servants, employees, representatives and all persons, firms, associations, and/or corporations connected with them.

9.Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or other electronic signatures.

10.Additional Documents. The Parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

11.Confidentiality; Press Release. Each Party shall hold the terms and conditions of this Agreement in strict confidence, and neither Party shall issue any press release concerning the subject matter of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Except as provided in this Section 11, nothing in this Agreement shall restrict or otherwise limit the Xenon’s ability or right to issue any press release or make any public statement regarding its operations or the Purchased Assets (as defined in the APA), including, among other things, the development and commercialization of the Compound. Notwithstanding the foregoing, each Party shall be permitted to disclose the terms and conditions of this Agreement (a) to its actual or potential acquisition partners, licensees, collaborators or private investors, and others on a need to know basis and subject to written agreements containing confidentiality obligations at least as restrictive as this Section 11; or (b) to the extent necessary to comply with applicable laws and court orders (including securities laws or regulations and the applicable rules of any public stock exchange).

12.Entire Agreement. This Agreement constitutes the entire understanding between and among the Parties with regard to the matters herein set forth. There are no representations, warranties, arrangements, or undertakings, oral or written, between or among the Parties relating to the subject matter of this Agreement which are not fully expressed in this Agreement. This Agreement may not be amended or modified except upon a written agreement signed by the Parties.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Milestone and Royalty Buy-Out Agreement to be executed by their duly authorized representatives as of the date first written above.

VALEANT PHARMACEUTICALS LUXEMBOURG S.A.R.L.

By	/s/ Michael Kennan
Name:	Michael Kennan
Title:	Manager

By	/s/ Franck Deconinck
Name:	Franck Deconinck
Title:	Manager

VALEANT PHARMACEUTICALS IRELAND LIMITED

By	/s/ Graham Jackson
Name:	Graham Jackson
Title:	Director

XENON PHARMACEUTICALS INC.

By	/s/ Ian Mortimer
Name:	Ian Mortimer
Title:	President & CFO

By	/s/ Robin Sherrington
Name:	Robin Sherrington
Title:	EVP, Business and Corporate Development